Exhibit A

                   PURCHASE AND SALE AGREEMENT



                         by and between



                    Enron North America Corp.



                               and



             Allegheny Energy Supply Company, L.L.C.



                     Dated November 13, 2000

                   PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of November 13, 2000, is by and between Enron North America Corp., a Delaware corporation ("Seller"), and Allegheny Energy Supply Company, L.L.C., a Delaware limited liability company ("Buyer"). Seller and Buyer are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                             Recital

     Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding member interests (collectively, the "LLC Interests") of the limited liability companies named in Exhibit A hereto, each a wholly owned subsidiary of Seller (the "LLCs"), upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

                            Article 1
                       Certain Definitions

1.1 Certain Defined Terms. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

     "Action"  means any action, suit, investigation, proceeding,
condemnation,  or  audit  by  or  before  any  court   or   other
Governmental Authority or any arbitration proceeding.

     "Adjusted Purchase Price" is defined in Section 3.1.

     "Affected LLCs" is defined in Section 7.11.

     "Affiliate" means, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests, or remedies under this Agreement.

     "Agreement" is defined in the preamble.

     "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement attached hereto as Exhibit 9.2.

     "Back-to-Back Guaranty" is defined in Section 7.13.

     "Business" with respect to each of the LLCs means the business and operations of such LLC related to such LLC's
Facility.

     "Business Day" means any day which is not a Saturday, Sunday, or legal holiday recognized by the United States of America.

     "Buyer" is defined in the preamble.

     "Buyer FERC Approvals" means (i) the approval of the FERC under Section 203 of the Federal Power Act authorizing transfer of the LLC Interests to Buyer, (ii) the approval of the FERC under Section 205 of the Federal Power Act authorizing the rates to be charged for the sale of electric energy by each of the LLCs, and (iii) the certification by the FERC of the Facilities as "exempt wholesale generators" under the Energy Policy Act of 1992 and applicable FERC regulations, all obtained in accordance with the requirements of Section 7.9(c).

     "Buyer Indemnified Parties" is defined in Section 11.1.

     "Buyer Required Regulatory Approvals" means the SEC Approval and the Buyer FERC Approvals.

     "Casualty Loss Amount" is defined in Section 7.11.

     "Closing"   means  the  consummation  of  the   transactions
contemplated by Article 9.

     "Closing Date" means the first Business Day after the conditions in Section 8.1 and Section 8.2 are either satisfied or waived by the Party entitled to waive such conditions, or such other date as may be mutually agreed to by Seller and Buyer.

     "Closing Payment" is defined in Section 3.2.

     "Closing Statement" is defined in Section 3.3.

     "Closing Statement Arbitrator" is defined in Section 3.4.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" is defined in Section 5.2.

     "Deductible  Amount" means an amount equal  to  two  percent
(2%) of the Purchase Price.

     "Dispute" is defined in Section 13.3.

     "Enron Marks" means the name "Enron" and other trademarks, service marks, and trade names owned by Seller or its Affiliates.

     "Environmental Laws" means all Laws, as existing as  of  the date of this Agreement, relating to (i) the control of any pollutant, or protection of the air, water, or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other harmful substances. "Environmental Laws" shall include the Clean Air Act, 42 U.S.C. 7401 et seq., the Resource Conservation Recovery Act, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f et seq., and the Comprehensive Environmental Response, Compensation, and Liability

Act,  as  amended by the Superfund Amendments and Reauthorization
Act, 42 U.S.C. 9601 et seq.

     "Environmental Liabilities" means any and all liabilities, claims, demands, costs, damages, losses, settlements, expenses, penalties, fines, taxes, interest, attorneys' fees, court costs, and other costs of suit (i) incurred or imposed (a) pursuant to any order, notice of responsibility, directive, injunction, judgment, or similar act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental Laws or (b) pursuant to any claim or cause of action by a Governmental Authority or other third Person for personal injury, property damage, damage to natural resources, or remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law, or (ii) otherwise arising under or related to Environmental Laws.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended, and the regulations promulgated thereunder.

     "Estimated   Adjusted   Purchase  Price"   is   defined   in
Section 3.3.

     "Excluded Assets" is defined in Section 7.12.

     "Facility" with respect to each of the LLCs, means the facility identified for such LLC in Exhibit A, and in each case all of the assets related thereto.

     "FERC" means the Federal Energy Regulatory Commission.

     "Final Closing Statement" is defined in Section 3.4.

     "Final Settlement Date" is defined in Section 3.4.

     "GAAP" means United States generally accepted accounting principles as in effect on the date of this Agreement.

     "Good Operating Practices" means, with respect to the Facilities, the practices, methods, and acts generally engaged in or approved by a significant portion of the independent electric power industry in the United States for similarly situated facilities in the United States during a particular time period, or any of such practices, methods, and acts, which, in the exercise of reasonable judgment in light of the facts known or that reasonably should be known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with law, regulation, reliability, safety, environmental protection, economy and expedition, and taking into consideration the requirements of this Agreement, the Project Documents, the Transferred Contracts, and the other contracts and agreements affecting the operation of the Facilities. Good Operating Practices are not intended to be limited to the optimum practices, methods or acts, to the exclusion of all others, but rather to include a spectrum of possible practices, methods, or acts generally acceptable in the region during the relevant period in light of the circumstances.

     "Governmental Authority" means (i) the United States of America, (ii) any state, county, municipality, or other governmental subdivision within the United States of America, and
(iii) any court or any governmental department, commission, board, bureau, agency, or other instrumentality of the United States of America or of any state, county, municipality, or other governmental subdivision within the United States of America.

     "Guarantees" means any and all obligations relating to the guarantees, letters of credit, bonds, and other credit assurances of a comparable nature of Seller or any of its Affiliates (other than the LLCs) for the benefit of any LLC and listed or described on Schedule 7.13.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements
Act of 1976 and the rules and regulations adopted pursuant thereto.

     "Indebtedness" means: (a) all obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, Buyer; (b) all obligations of Buyer evidenced by bonds, debentures, notes or similar instruments or short-term debt, evidenced by commercial paper or similar instruments; (c) all obligations of Buyer for the deferred purchase price of property or services; (d) all obligations secured by a lien on property owned by Buyer (whether or not assumed) and all obligations of Buyer under capitalized or synthetic leases (without regard to any limitation of the rights and remedies of the holder of such lien or the lessor under such capitalized or synthetic lease to repossession or sale of such property); (e) the face amount of all letters of credit issued for the account of Buyer and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of Buyer associated with such letters of credit or draws thereon; provided that Indebtedness shall not include obligations in respect of undrawn letters of credit securing current trade payables or performance obligations incurred in the ordinary course of business other than in connection with Indebtedness described in clauses (a) through (d) and (f) and (g) of this definition; (f) all obligations of Buyer in respect of acceptances or similar obligations issued for the account of Buyer; (g) all obligations of Buyer under any interest rate or currency protection agreement, interest rate or currency future, interest rate or currency option, interest rate or currency swap or cap or other interest rate or currency hedge agreement; and
(h) without duplication, all contingent liabilities, provided that Indebtedness shall not include trade payables and accrued expenses relating to employees, in each case in the ordinary course of business.

     "Indemnified Party" is defined in Section 11.4.

     "Indemnifying Party" is defined in Section 11.4.

     "Interconnection Agreement" is defined in Section 3.1.

     "Interest Rate" means a rate of interest equal to the lesser of (i) the LIBOR Rate or (ii) the maximum rate of interest from time to time allowed by law.

     "Knowledge" means the actual knowledge of any fact, circumstance, or condition, after reasonable investigation and inquiry, by the chief executive officer, the chief financial officer, chief operating officer, or the chief accounting officer of the Party involved and, in the case of Seller, the general manager of each Facility.

     "Law"  means  any applicable statute, law (including  common
law),   ordinance,   regulation,  rule,  ruling,   order,   writ,
injunction,  decree,  or  other  official  act  of  or   by   any
Governmental Authority.

     "Leases" is defined in Section 4.1(t).

     "LIBOR Rate" means, for each calendar month, (i) the rate per annum (rounded upward, if not an integral multiple of 1/100 of 1%, to the nearest 1/100 of 1% per annum) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in United States dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of such calendar month for a term comparable thereto; (ii) if for any reason the rate specified in clause (i) of this definition does not so appear on Telerate Page 3750 (or any successor page), the rate per annum (rounded upward, if not an integral multiple of 1/100 of 1%, to the nearest 1/100 of 1% per annum) appearing on Reuters Screen LIBO page (or any successor page) as the London interbank offered rate for deposits in United States dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of such calendar month for a term comparable thereto; provided, however, if more than one rate is specified on Reuters Screen LIBO page (or any successor page), the applicable rate shall be the arithmetic mean of all such rates; and (iii) if the rate specified in clause (i) of this definition does not so appear on Telerate Page 3750 (or any successor page) and if no rate specified in clause (ii) of this definition so appears on Reuters Screen LIBO page (or any successor page), the interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum if such rate is not such a multiple) equal to the rate per annum at which deposits in United States dollars are offered by the principal office of Citibank, N.A. in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such calendar month.

     "Lien" means any lien, security interest, charge, claim, mortgage, deed of trust, option, warrant, purchase right, lease, or other encumbrance.

     "LLC Interests" is defined in the Recital.

     "LLCs" is defined in the Recital.

     "Losses" means any and all claims, liabilities, losses, causes of action, fines, penalties, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including reasonable attorneys' fees, court costs, and other costs of suit.

     "Material Adverse Effect" means, with respect to the LLCs, a material adverse effect on the business, assets, liabilities, financial condition, or results of operations of the LLCs, taken as a whole, excluding any effect resulting from any change in economic, industry, or market conditions (whether general or regional in nature or limited to any area where any of the Facilities are located) or from any change in Law or regulatory policy.

     "Material Casualty Loss" is defined in Section 7.11.

     "Notice of Disagreement" is defined in Section 3.4.

     "Other Contracts" means the contracts and agreements to which any of the LLCs is a party or by which any of the LLCs or its Facility is bound, other than the Project Documents, that have been made available to Buyer on DealBench, the online data room operated by an Affiliate of Seller for the transactions contemplated under this Agreement.

     "Permits" is defined in Section 4.1(u).

     "Person" means any Governmental Authority or any individual, firm, partnership, corporation, limited liability company, joint venture, trust, unincorporated organization or other entity or organization.

     "Personal Property" is defined in Section 4.1(r).

     "Project Documents" is defined in Section 4.1(m).

     "PUHCA"  means  the Public Utility Holding Company Act of 1935.

     "Purchase Price" is defined in Section 3.1.

     "Real Property" is defined in Section 4.1(s).

     "Records"   means  any  and  all  of  the  books,   records,
contracts, agreements and files of the LLCs existing on the Closing Date and all increases and additions thereto after the Closing Date, including computer records and electronic copies of such information (but excluding electronic mail and other computer based communications), whether maintained by Seller, the LLCs, or Buyer or, in each case, its Affiliate.

     "Schedules" means Seller's disclosure schedules attached to this Agreement for each LLC and each reference to a particular schedule in this Agreement refers to that schedule for each of the LLCs.

     "SEC" means the Securities and Exchange Commission.

     "SEC Approval" means the approval of the SEC under PUHCA needed for Buyer to finance the purchase of the LLC Interests hereunder, including authority under Sections 6 and 7 of PUHCA for Allegheny Energy, Inc., Buyer's parent company, to issue and sell equity securities in an amount not to exceed $1,000,000,000, which approval shall be obtained by Buyer in accordance with the requirements of Section 7.9(c).

     "SEC  Termination Fee" means an amount equal to four percent
(4%) of Purchase Price.

      "Securities Act" is defined in Section 4.2(j).

     "Seller" is defined in the preamble.

     "Seller FERC Approvals" means the approvals required by Seller from FERC to consummate the transactions contemplated by this Agreement.

     "Seller Indemnified Parties" is defined in Section 11.2.

     "Seller Required Regulatory Approvals" means the Seller FERC
Approvals   and   the   consents  and  approvals   described   in
Schedule 4.1(h).

     "Tax" or "Taxes" means any and all taxes, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, severance taxes, license charges, taxes on stock, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, and other obligations of the same or of a similar nature to any of the foregoing.

     "Tax Proceeding" is defined in Section 6.5.

     "Tax Return" means any and all returns, reports, declarations, statements, bills, schedules, claims for refund, or written information of or with respect to any Tax which is required to be supplied to any taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

       "Transfer Taxes" means all transfer Taxes (excluding Taxes measured by net income), including without limitation sales, use, excise (including excise Taxes on petroleum, products of petroleum, petrochemicals and other taxable substances), stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.

     "Transferred Contracts" is defined in Section 7.1(d).

1.2 References, Gender, Number. All references in this Agreement to an "Article," "Section" or "subsection" shall be to an Article, Section, or subsection of this Agreement, unless the context requires otherwise. Unless the context otherwise requires, the words "this Agreement," "hereof," "hereunder," "herein," "hereby" or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

                            Article 2
                        Purchase and Sale

     On   and  subject  to  the  terms  and  conditions  of  this
Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and receive from Seller, all of the LLC
Interests.

                            Article 3
                   Purchase Price and Payment

3.1 Purchase Price. The purchase price for the sale and conveyance of the LLC Interests to Buyer is One Billion Twenty-Eight Million and No/100 U.S. Dollars ($1,028,000,000.00) (the "Purchase Price"), subject to adjustment in accordance with the terms of this Agreement. The "Adjusted Purchase Price" shall be
(i) the Purchase Price adjusted upward by (ii) the amounts paid as of Closing by Gleason Power I L.L.C. to the Tennessee Valley Authority under the Interconnection Agreement (the "Interconnection Agreement") between the Tennessee Valley

Authority and Gleason Power I L.L.C. dated March 14, 2000 pursuant to Article 4 of the Interconnection Agreement for the costs of the Shelby Upgrade (as defined in the Interconnection Agreement) less any transmission credits used by Gleason Power I L.L.C. prior to the Closing Date.

3.2 Payment. The "Closing Payment" shall be an amount equal to the Estimated Adjusted Purchase Price. At the Closing, Buyer shall wire transfer the Closing Payment in immediately available funds to the account or accounts specified by Seller to Buyer on or prior to the Business Day immediately preceding the Closing Date.

3.3 Closing Statement. Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "Closing Statement") of the estimated purchase price adjustments and the estimated Adjusted Purchase Price (the "Estimated Adjusted Purchase Price"). As set forth in
Section 3.2, the Closing Payment payable by Buyer at Closing shall be based upon the Estimated Adjusted Purchase Price.

3.4  Post-Closing Adjustment to the Purchase Price.

(a) Revised Closing Statement. On or before the date that is sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth the actual purchase price adjustments. To the extent reasonably required by Seller, Buyer shall assist in the preparation of the revised Closing Statement. Seller shall provide to Buyer such data and information as Buyer may reasonably request supporting the amounts reflected on the revised Closing Statement. The revised Closing Statement shall become final and binding upon the Parties on the date (the "Final Settlement Date") that is thirty
(30) days following receipt thereof by Buyer unless Buyer gives written notice of its disagreement ("Notice of Disagreement") to Seller prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature, and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Closing Statement (as revised in accordance with paragraph (b) or (c) below) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement or (ii) the date upon which the Final Closing Statement is issued by the Closing Statement Arbitrator.

(b) Final Closing Statement. During the thirty (30) days following the date upon which Seller received the Notice of Disagreement, Seller and Buyer shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such thirty (30) day period (or earlier by mutual agreement to arbitrate), Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute may be submitted to an arbitrator (the "Closing Statement Arbitrator") by either Party for review and resolution. The Closing Statement Arbitrator shall be a nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Seller in writing. The hearing date will be scheduled by the Closing Statement Arbitrator as soon as reasonably practicable, and shall be conducted on a confidential basis.
Each Party shall, not later than seven days prior to the hearing date set by the Closing Statement Arbitrator, submit a brief with dollar figures for settlement of the disputes as to the amount of the Adjusted Purchase Price (together with a proposed Closing Statement that reflects such figures). The figures submitted need not be the figures discussed during prior conversations.
The Closing Statement Arbitrator shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) within three Business Days after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Closing Statement Arbitrator shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Adjusted Purchase Price and shall issue the Final Closing Statement reflecting such decisions. The decision of the Closing Statement Arbitrator shall be final and binding on the Parties. The cost of any arbitration (including the fees and expenses of the Closing Statement Arbitrator) pursuant to this Section 3.4(b) shall be borne equally by Buyer and Seller. The fees and disbursements of Seller's independent auditors incurred in connection with the procedures performed with respect to the Closing Statement shall be borne by Seller and the fees and disbursements of Buyer's independent auditors incurred in connection with their preparation of the Notice of Disagreement shall be borne by Buyer. As used in this Agreement, the term "Final Closing Statement" shall mean the revised Closing Statement described in Section 3.4(a), as prepared by Seller and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Closing Statement Arbitrator, the Closing Statement issued by the Closing Statement Arbitrator.

(c) Final Settlement. If the amount of the Adjusted Purchase Price as set forth on the Final Closing Statement exceeds the amount of the Estimated Adjusted Purchase Price, then Buyer shall pay to Seller, within five Business Days after the Final Settlement Date, the amount by which the Adjusted Purchase Price as set forth on the Final Closing Statement exceeds the amount of the Estimated Adjusted Purchase Price, together with interest on such excess amount from the Closing Date until paid at the Interest Rate. If the amount of the Adjusted Purchase Price as set forth on the Final Closing Statement is less than the amount of the Estimated Adjusted Purchase Price, then Seller shall pay to Buyer, within five (5) Business Days after the Final Settlement Date, the amount by which the Adjusted Purchase Price as set forth on the Final Closing Statement is less than the amount of the Estimated Adjusted Purchase Price, together with interest on such deficiency amount from the Closing Date until paid at the Interest Rate. Any post-Closing payment made pursuant to this Section 3.4(c) shall be made by means of a wire transfer of immediately available funds to a bank account designated by the Party receiving the funds.

3.5 Allocation of Purchase Price. The Parties shall use their reasonable efforts to agree in good faith upon an allocation of the Adjusted Purchase Price consistent with Section 1060 of the Code and the Treasury regulations thereunder within sixty (60) days of the Closing Date. If the Parties agree on a mutually satisfactory allocation by the Closing Date, the Parties shall report this transaction for federal income tax purposes in accordance with the allocation so agreed upon.

                            Article 4
                 Representations and Warranties

4.1 Representations and Warranties of Seller. As of the date of this Agreement, Seller represents and warrants to Buyer as follows:

(a) Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of the LLCs is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b) Qualification of the LLCs. Each of the LLCs has the requisite limited liability company power to carry on its business as now being conducted. Each of the LLCs is duly qualified to do business, and is in good standing, in each jurisdiction in which the property owned, leased, or operated by it or the nature of its business make such qualification necessary, except where the failure to so qualify and be in good standing is not likely to have a Material Adverse Effect.

(c) Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller.

(d) Enforceability. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding agreement of Seller enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application from time to time in effect that affect creditors' rights generally, (ii) general principles of equity, and
(iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(e) LLC Interests. Seller holds of record and owns beneficially the LLC Interests free and clear of any Liens (except as may be created by this Agreement and except for any restrictions on sales of securities under applicable securities laws). Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that would require Seller to sell, transfer, or otherwise dispose of any LLC Interests. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any LLC Interests.

(f) Capitalization. The LLC Interests constitute all of the issued and outstanding membership interests of the LLCs. All LLC Interests have been duly authorized and are validly issued, fully paid, and nonassessable and were not issued in violation of the preemptive rights of any Person. None of the LLCs has outstanding any convertible security, call, preemptive right, option, warrant, purchase right, or other contract or commitment that would, directly or indirectly, require such LLC to sell, issue, or otherwise dispose of any equity interest in any of the LLCs.

(g) No Violation or Breach. Except for any exceptions set forth in Schedule 4.1(g), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions hereof by Seller will
(i) result in a violation or breach of any provision of the certificate of incorporation, by-laws, or other similar governing documents of Seller or the limited liability company agreement or other similar governing document of the LLCs or any agreement, indenture or other instrument under which either Seller or any of the LLCs is bound, other than such breaches or violations of agreements, indentures, or other instruments that would not, individually or in the aggregate, have a Material Adverse Effect or (ii) violate any Law applicable to Seller or the LLCs or the Facilities other than such violations that would not, individually or in the aggregate, have a Material Adverse Effect.

(h) Consents. No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller, except for (i) the Seller Required Regulatory Approvals, (ii) requirements under the HSR Act, and
(iii) consents, approvals, authorizations, permits, filings, or notices that, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect.

(i) Actions. Except as set forth on Schedule 4.1(i), there is no Action pending or, to Seller's Knowledge, threatened against any of the LLCs or the Facilities, except for Actions that would not, individually or in the aggregate, have a Material Adverse Effect.

(j)  Compliance With Laws.  Except as set forth on
Schedule 4.1(j), no uncured violation of any Law by the LLCs or by Seller (which could reasonably be expected to relate to any of the Facilities or any of the LLCs) exists, other than violations of Law which could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Seller is not making any representation or warranty in the preceding sentence with respect to any Environmental Law, any Tax Law, or any employee benefit plans or arrangements, and such matters are addressed in Sections 4.1(n), (o), and (p).

(k) Brokerage Fees and Commissions. Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder's fee or commission in respect of the transactions contemplated by this Agreement for which Buyer or any of the LLCs shall incur any liability. Seller has engaged Credit Suisse First Boston in connection with the transactions contemplated by this Agreement and agrees to be responsible for any and all fees which are due and payable pursuant to the terms of such engagement.

(l) Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of Seller, threatened against Seller or any of the LLCs.

(m)  Project Documents.

     (i) Set forth in Part I of Schedule 4.1(m) is a list of the following agreements and contracts to which any of the LLCs is a party or by which any of the LLCs or its Facility is bound (the "Project Documents"):

          (A) gas pipeline interconnection agreements, gas supply agreements, gas purchase and sale agreements, and gas transportation agreements;

          (B) power purchase agreements, electricity transmission agreements, and electricity interconnection agreements;

          (C)  swap, exchange, commodity option or hedging agreements;

          (D)  operating and maintenance agreements;

          (E) equipment purchase and sale contracts and construction contracts;

          (F) any contract (i) requiring known or liquidated expenditures or payments by any of the LLCs in excess of $100,000 in any calendar year or (ii) that cannot be terminated without penalty by the LLC that is a party to such contract upon one hundred eighty (180) days' notice or less;

          (G) any pending sale or lease of real or personal property of any of the LLCs (other than sales of electric energy in the ordinary course of business) in excess of $100,000;

          (H) any contract that contains a covenant not to compete applicable to any LLC; and

          (I)  any amendment relating to any of the foregoing.

               (ii) Except as set forth in Part II of Schedule 4.1(m), to Seller's Knowledge, none of the LLCs is, in any material respect, in breach of or in default under, and no event has occurred and is continuing which would constitute a material default by any of the LLCs under, any material provision of any Project Document and none of the LLCs has received written notice from any other party to any Project Document that such LLC is in breach of any Project Document which has not been remedied and, to Seller's Knowledge, no such other Party is, in any material respect, in breach of or default under any Project Document.

               (iii) True, correct, and complete copies of the Project Documents and the Other Contracts have been made available to Buyer, except to the extent certain provisions have been redacted by Seller.


  (n) Environmental Matters. This Section 4.1(n) shall constitute the sole representations of Seller with respect to environmental matters. Except as set forth in Schedule 4.1(n), or as would not, individually or in the aggregate, have a Material Adverse
  Effect:

          (i) to Seller's Knowledge, there is no uncured violation of any Environmental Law by any LLC at its Facility that would result in any remediation obligations of such LLC under any Environmental Law;

          (ii) no Lien has been imposed on any Facility by any Governmental Authority in connection with any violation of or noncompliance with Environmental Laws;

          (iii) Seller and the LLCs have all permits, licenses, and other authorizations required to own and operate each Facility in compliance with Environmental Laws and provided complete and accurate information for such permits, licenses, and other authorizations;

          (iv) none of the LLCs or the Facilities is (A) subject to any outstanding consent decree, compliance order, or administrative order, (B) in receipt of written notice under the citizen suit provision of any Environmental Law, (C) in receipt of any written request for information, notice, complaint, or claim with respect to any violation of any Environmental Law relating to any Facility, and (D) subject to, or to Seller's Knowledge, threatened with any governmental or citizen enforcement action under any Environmental Law with respect to any Facility; and

          (v) to Seller's Knowledge, there has been no exposure of any Person or property to any pollutant or hazardous or toxic substance in connection with the operation of any Facility that could reasonably be expected to result in any material
          Environmental Liabilities.


 (o) Tax Matters. With respect to each of the LLCs, except as set forth in Schedule 4.1(o) or as would not, individually or in the aggregate, have a Material Adverse Effect:

          (i) all Tax Returns required to be filed by or with respect to such LLC (or its assets) have been or will be timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed;

          (ii) such Tax Returns were, when filed, or if not yet filed are or will be true, complete, and correct in all material respects, and all Taxes required to be reported on such Tax Returns have been or will be timely paid;

          (iii) neither Seller nor any such LLC has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax pertaining to any LLC;

          (iv) there are no audits, claims, assessments, levies, administrative proceedings, or lawsuits pending, or to the Knowledge of Seller, threatened against such LLC by any taxing authority;

          (v) no election has been made by or on behalf of such LLC to be classified as an association taxable as a corporation for federal or state income tax purposes, nor has either Seller or such LLC taken any action that would cause such LLC to be treated as either an association taxable as a corporation or as a publicly traded partnership, each for federal, state, or local income or franchise Tax purposes;

          (vi) there are no Liens for Taxes (other than for current Taxes not yet due or payable) upon the assets of any LLC;

          (vii) none of the assets of any of the LLCs directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code;

          (viii) Seller is not a person other than a United States person within the meaning of the Code and the transactions contemplated herein are not subject to the tax withholding provisions of Chapter 3 of the Code;


          (ix) no claim has ever been made by an authority in a jurisdiction where a Tax Return is not filed by, or concerning, such LLC that such LLC is or may be subject to taxation in that jurisdiction; and

          (x) Seller has delivered, or will deliver within ten (10) Business Days after the date hereof, to Buyer correct and complete copies of all federal, state and local Tax Returns of the LLCs (excluding cost data related to ad valorem and sales and use Tax Returns), examination reports and statements of deficiencies assessed against or agreed to by Seller and each LLC.

Notwithstanding anything in this Section 4.1(o) to the contrary, no representation or warranty is made with respect to the amount, availability, expiration, limitation, or reduction of any net operating losses of any of the LLCs.

(p) Employee Matters. Except as set forth in Schedule 4.1(p), none of the LLCs has, or on the Closing Date will have, any employees. The employees of one of Seller's Affiliates are employed in the Business of the LLCs. None of Seller, its Affiliates, or any of the LLCs is a party to or is bound by any collective bargaining agreement with respect to any employees assigned to the Business of the LLCs, and to the Knowledge of Seller, no present union organizing efforts are underway with respect to any such employees and no claim has been made by any union as to the representation of such employees. None of the LLCs has ever maintained, sponsored, or been a party to, or otherwise has any obligations or liability relating to, any employee benefit plan as defined in Section 3(3) of ERISA. No employee assigned to the Businesses of the LLCs is a leased employee within Section 414(n) of the Code.

(q) No Subsidiaries. None of the LLCs owns or holds, directly or indirectly, any equity or other ownership interest in any corporations, limited liability companies, partnerships, joint ventures, or other entities (for purposes of any applicable Law and for federal income tax purposes).

(r) Personal Property. To Seller's Knowledge, Schedule 4.1(r) lists each item of personal property with a value of $5,000 or greater and owned in whole or in part by any of the LLCs (the "Personal Property"). Each of the LLCs has good and valid title to its Personal Property, free and clear of all Liens, except:
(i) Liens arising by operation of Law for amounts not yet due and payable; (ii) the rights of customers, suppliers, and subcontractors in the ordinary course of business under general principles of commercial law; and (iii) as described in
Schedule 4.1(r).

(s) Real Property. To Seller's Knowledge, Schedule 4.1(s) lists of all material real property (other than the Leases) owned in whole or in part by each of the LLCs (the "Real Property"). To Seller's Knowledge, the Real Property is owned (or partially owned) of record free and clear of all Liens, except: (i) as set forth on Schedule 4.1(s); (ii) all matters that are disclosed in the title policy (or the title commitment to the extent that a title policy has not yet been issued) and survey for the burdened

Real Property (copies of which have been made available to Buyer); (iii) Liens arising by operation of Law for Taxes not yet due and payable; (iv) statutory Liens (including materialmens', mechanic's, repairman's, landlord's, and other similar Liens) arising in the ordinary course of business; (v) imperfections or irregularities of title and other Liens that would not, individually or in the aggregate, have a Material Adverse Effect; and (vi) zoning, planning, and other limitations and restrictions of record. True and correct copies of each deed and lease pursuant to which Seller acquired or leased the Real Property, together with the title insurance policies (or the title commitment to the extent that a title policy has not yet been issued) and surveys related thereto, have been made available to Buyer.

(t) Leases. Schedule 4.1(t) lists all material real property leases (the "Leases") to which any of the LLCs is a party and of which any real property leased by any such LLC is the subject other than real property leases for which the aggregate annual rent is less than $50,000 and a list of all leases of personal property other than personal property leases for which the annual rent is less than $50,000. During the twelve (12) months prior to the date of this Agreement, such LLC has not received any notice of default under any such lease that would reasonably be expected to result in a Material Adverse Effect. No event has occurred which with notice or passage of time would constitute a default under the Leases by any LLC, or to Seller's Knowledge, by any other party to the Leases, except for such defaults that would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(u) Permits. Except as set forth on Schedule 4.1(u), each of the LLCs has all material permits, franchises, approvals, or other authorizations ("Permits") of Governmental Authorities required to conduct its Business as currently conducted. Each Permit is in full force and effect, such LLC is in compliance in all material respects with all its obligations with respect thereto, and, to the Knowledge of Seller, no event has occurred and is continuing which permits, or with or without the giving of notice or the passage of time or both would permit, the revocation or termination of any Permit.

(v) Condition of Facility. All (i) equipment included in the Personal Property (other than spares and other equipment not currently in service) and (ii) all buildings, structures, and fixtures comprising each Facility are in good operating condition and repair and have been maintained by the LLC in accordance with Good Operating Practices, except for (A) ordinary wear and tear,
(B) matters that are not likely to, individually or in the aggregate, have a Material Adverse Effect, and (C) matters described in Schedule 4.1(v).

(w) No Bank Accounts or Powers of Attorney. None of the LLCs has an account with a bank or other financial institution. None of the LLCs has any outstanding powers of attorney.

(x) Sole Purpose. Each of the LLCs that owns a Facility has not conducted, and is not conducting, any business or operations, other than the development, construction, ownership, operation, and maintenance of its Facility, including the generation and sale of electric energy at wholesale from its Facility.

(y)  No Undisclosed Liabilities.  Except as set forth in
Schedule 4.1(y), assuming that all contracts between Seller and its Affiliates (other than the LLCs) and any of the LLCs have been terminated as required by Section 7.13 and all Transferred

Contracts are transferred to the LLCs as required by Section
7.1(d), the LLCs, taken as a whole, do not have any liabilities or obligations, other than:

          (i) the liabilities and obligations of the LLCs under the Project Documents, the Transferred Contracts, and the Other Contracts;

          (ii) liabilities and obligations in connection with the transactions contemplated by this Agreement;

          (iii) liabilities and obligations under or in respect of the Permits;

          (iv) the requirements of Laws;

          (v) liabilities and obligations incurred after the date hereof in accordance with Article 7; or

          (vi) liabilities and obligations that would not, individually or in the aggregate, have a Material Adverse Effect.

(z) Intellectual Property. Assuming that all contracts between Seller and its Affiliates (other than the LLCs) and any of the LLCs have been terminated as required by Section 7.13 and all Transferred Contracts are transferred to the LLCs as required by
Section 7.1(d), (i) the LLCs own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all patents, copyrights, trademarks, service marks, technology, know-how, computer software programs and applications, databases and tangible or intangible proprietary information or materials that are currently used in the operation of the Facilities, except for the software listed on Schedule 7.12, and (ii) to Seller's Knowledge, none of the LLCs, the Facilities, or the Businesses are operated in a manner that infringes upon any patents, copyrights, trademarks, or similar intellectual property rights of any third parties.

(aa) Public Utility Holding Company Act. None of the Seller or any of its Affiliates is a "registered holding company," or a "subsidiary company" of a "registered holding company", or an "affiliate" of a "registered holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(bb) EWG Status. Each LLC is an exempt wholesale generator within the meaning of the Energy Policy Act of 1992 and applicable FERC regulations.

(cc) Market Based Rates. Each LLC is authorized by the FERC to sell electric capacity and energy at market based rates pursuant to an approved rate schedule on file with the FERC.

(dd) No Advance Payments. None of the LLCs has received payment for electric energy that was not sold and delivered by such LLC prior to receiving payment therefor.

4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a) Organization and Qualification. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite power under its formation documents to carry on its business as now being conducted.

(b) Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer.

(c) Enforceability. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application from time to time in effect that affect creditors' rights generally, (ii) general principles of equity, and
(iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d) No Violation or Breach. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions hereof by Buyer will
(i) result in a violation or breach of any provision of the certificate of incorporation, bylaws or other similar governing documents of Buyer or any material agreement, indenture or other instrument under which Buyer is bound or (ii) violate any Law applicable to Buyer or the assets of Buyer.

(e) Consents. No consent, approval, authorization, or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer, except for Buyer Required Regulatory Approvals and requirements under the HSR Act.

(f)  Actions.  There is no Action pending, or to Buyer's
Knowledge, threatened against Buyer, except for Actions that would not have a material adverse effect on Buyer's ability to perform its obligations under this Agreement.

(g) Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder's fee or commission in respect of the transactions contemplated by this Agreement for which either Seller or any of the LLCs shall incur any liability. Buyer has engaged Salomon Smith Barney in connection with the transactions contemplated by this Agreement and agrees to be responsible for any and all fees which are due and payable pursuant to the terms of such engagement.

(h) Funds. Buyer has, and at all times prior to Closing will have, sufficient funds available to enable Buyer to consummate the transactions contemplated hereby and to pay the Closing Payment, the other payments required of Buyer hereunder, and all fees and expenses of Buyer.

(i) Buyer's Knowledge. Buyer has no Knowledge of any fact which results in any representation or warranty of Seller in
Section 4.1 being breached.  If after the date of this Agreement,

Buyer obtains Knowledge of any fact which results in any representation or warranty of Seller in Section 4.1 being breached, Buyer will immediately furnish to Seller written notice thereof.

(j) No Distribution. Buyer is an experienced and knowledgeable investor in the U.S. power generation and development business. Prior to entering into this Agreement, Buyer was advised by its counsel, accountants, financial advisors, and such other Persons it has deemed appropriate concerning this Agreement and has relied solely on Seller's representations and warranties expressly contained herein and an independent investigation and evaluation of, and appraisal and judgment with respect to, each of the LLCs and the revenue, price, and expense assumptions applicable thereto. Buyer hereby acknowledges that the LLC Interests are not registered under the Securities Act of 1933, as amended (the "Securities Act"), or registered or qualified for sale under any state securities laws and cannot be resold without registration thereunder or exemption therefrom. Buyer is an "accredited investor," as such term is defined in Regulation D of the Securities Act and will acquire the LLC Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky laws or any other applicable securities laws. Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the LLC Interests and has the ability to bear the economic risk of this investment for an indefinite period of time.

(k) Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to the knowledge of Buyer threatened against, Buyer.

(l) Balance Sheets. Buyer has previously delivered to Seller an audited balance sheet as of December 31, 1999, and an unaudited balance sheet as of September 30, 2000, for Buyer, each prepared in accordance with GAAP except as stated therein, and such balance sheets present fairly in all material respects the financial position of such entity on the date thereof.

(m) Inspection. Buyer acknowledges that, prior to its execution of this Agreement, (i) it has been afforded access to and the opportunity to inspect each of the Facilities, the Project Documents, and all other due diligence items made available by Seller with respect to the LLCs, (ii) it has inspected each of the Facilities, and as of the Closing Date, it will have inspected each of the Facilities and reviewed the Project Documents and all other due diligence items made available by Seller with respect to the LLCs to the extent it deems necessary or advisable, and (iii) it is relying upon Seller's representations and warranties expressly contained herein and its own inspections and investigation in order to satisfy itself as to the condition and suitability of each of the Facilities.

(n) Development Activities. To Buyer's Knowledge, the electric power generation projects planned or under development by Buyer or any of its Affiliates should not delay, impede, or condition the receipt by Buyer of Buyer's Required Regulatory Approvals.

                            Article 5
                   Access and Confidentiality

5.1 General Access. Promptly following the execution of this Agreement and until the Closing Date (or earlier termination of this Agreement), Seller shall permit (and with respect to each of the LLCs, Seller shall cause such LLC to permit) Buyer and its representatives:


          (i) to have reasonable access, at reasonable times and upon reasonable advance notice, in Seller's and each of the LLC's offices and in a manner so as not to interfere unduly with the business operations of Seller or any of the LLCs, to the books, records, contracts, and documents of each of the LLCs relating to its Business and Facility insofar as the same may be disclosed without (a) violating any legal constraints or any legal obligation, (b) waiving any attorney/client, work product, or like privilege, (c) disclosing information about the activities of Seller or its Affiliates (other than the LLCs) that is unrelated to the LLCs or the operation of the Facilities, or
          (d) disclosing proprietary models of Seller or any of its Affiliates pertaining to energy project evaluation, energy or natural gas price curves or projections, or other economic predictive models; and

          (ii) subject to any required consent of any third Person and upon reasonable advance notice to Seller, to conduct at reasonable times and at Buyer's sole risk, cost, and expense, in the presence of representatives of Seller, reasonable inspections of the Facilities.

Buyer agrees to indemnify and hold harmless, release, and defend the Seller Indemnified Parties and the LLCs from and against any and all Losses arising, in whole or in part, from the acts or omissions of the Buyer Indemnified Parties in connection with Buyer's inspection of the Facilities and other assets and records of Seller or the LLCs, including claims for personal injuries, property damage, and reasonable attorneys' fees and expenses. Nothing in this Article 5 shall be construed to permit Buyer or its representatives to have access to any files, records, contracts, or documents of Seller or any of the LLCs relating to this transaction, including any bids or offers received by Seller or the LLCs for the sale of the LLC Interests or the Facilities, it being agreed that all such bids or offers shall be the sole property of Seller.

5.2 Confidential Information. Buyer agrees to maintain all information made available to it under this Agreement confidential and to cause its officers, directors, agents, employees, representatives, consultants, and advisors to maintain all information made available to them under this Agreement confidential, all as provided in that certain confidentiality agreement dated August 31, 2000 (the "Confidentiality Agreement"), by and between Seller and Buyer which is attached hereto as Exhibit 5.2, the terms of which are incorporated herein by reference and made a part of this Agreement.

5.3 No Other Contact. Buyer shall not contact or correspond with any customer, employee, or other Person associated with the Businesses of the LLCs, without the prior written consent of Seller.

                            Article 6
                           Tax Matters

6.1 Preparation. Any Tax Return to be prepared pursuant to the provisions of this Section 6.1 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in Law or fact. Buyer shall not file an amended Tax Return for any period ending on or prior to the Closing Date without the consent of Seller, which may not be unreasonably withheld. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain Tax matters following the Closing Date:

          (i) Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the LLCs for all periods ending on or prior to the Closing Date regardless of when they are to be filed. Seller shall pay the Taxes attributable to the LLCs with respect to such periods. Buyer and Seller acknowledge that for federal income tax purposes the taxable year of each LLC shall end on the Closing Date.

          (ii) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the LLCs for Tax periods which begin before the Closing Date and end after the Closing Date. Seller shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Tax period ending on the Closing Date.

6.2 Access to Information. After Closing, Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books, and records relating to each of the LLCs within the possession of Seller (including work papers and correspondence with taxing authorities), and shall afford Buyer (or its designees) the right (at Buyer's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities. After Closing, Buyer shall grant or cause each of the LLCs to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to such LLC within the possession of Buyer or such LLC (including work papers and correspondence with taxing authorities), and shall afford Seller (or its designees) the right (at Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns and to conduct negotiations with taxing authorities.

6.3 Transfer Taxes. Buyer shall be responsible for the payment of all Transfer Taxes resulting from the transactions contemplated by this Agreement.

6.4 Tax Sharing Agreements. On or before the Closing Date, Seller and each of the LLCs shall ensure that no Tax indemnity agreement, Tax allocation agreement, or Tax sharing agreement with respect to any such LLC is in force or effect as to any such LLC and that there shall be no liability of any such LLC after the Closing Date under any such agreement.

6.5 Assistance and Cooperation. After the Closing Date, in the case of any audit, examination, or other proceeding with respect to Taxes ("Tax Proceeding") for which Seller is or may be liable pursuant to this Agreement, Buyer shall inform Seller within ten
(10) days of the receipt of any notice of such Tax Proceeding, and shall afford Seller, at Seller's expense, the opportunity to control the conduct of such Tax Proceedings. Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Seller to take all actions desired by Seller with respect to such Tax Proceeding to the extent such Tax Proceeding may affect the amount of Taxes for which Seller is liable pursuant to this Agreement. Seller shall have the right to control any such Tax Proceedings and to initiate any claim for refund, file any amended return, or take any other action which it deems appropriate with respect to such Taxes.

6.6 Tax Indemnity. Notwithstanding any other provisions of this Agreement, Sections 6.6 and 6.7 shall apply to indemnifications by Seller to Buyer for, and shall be the sole remedy of Buyer in respect of, the Losses described in the following sentence. Seller agrees to indemnify and hold harmless Buyer from and against the entirety of any and all Losses that Buyer may suffer for any Taxes attributable to the LLCs with respect to: (i) any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6.1) to the portion of such period beginning before and ending on the Closing Date); (ii) any Tax attributable to events, transactions, sales, deposits, services, or rentals occurring, received, or performed prior to the Closing Date; and (iii) Losses resulting from the breach by Seller or any of the LLCs of any covenant herein concerning Taxes or in this
Article 6. No right to indemnity shall exist if the Loss is the direct and proximate result of actions of Buyer or its Affiliates.

6.7 Tax Indemnity Claims. The provisions of this Section 6.7 shall apply only to the indemnification provided for under
Section 6.6. If a claim for Taxes is made against Buyer and if Buyer intends to seek indemnity with respect thereto under
Section 6.6, Buyer shall promptly furnish written notice to Seller of such claim. Failure of Buyer to so notify Seller within fifteen (15) days of the Buyer's knowledge of the claim being made against Buyer shall terminate all rights of Buyer to indemnity by Seller as to such claim. Seller shall have thirty
(30) days after receipt of such notice to undertake, conduct, and control (through counsel of its own choosing and at its own expense) the settlement or defense thereof, and Buyer shall cooperate with it in connection therewith, so long as the Seller, at Seller's cost and expense, (i) has undertaken the defense of, and assumed in writing full responsibility for all indemnified Losses with respect to, such claim, (ii) is reasonably contesting such claim in good faith, by appropriate proceedings, (iii) has taken such action (including the posting of a bond, deposit, or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of Buyer for payment of such claim, (iv) has maintained adequate reserves, subject to Buyer's reasonable satisfaction, that Seller has sufficient funds to indemnify Buyer for all Losses relating to the claim, and (v) Seller's pursuit of the claim does not adversely affect the business operations of Buyer. Provided that the requirements in the previous sentence are met, Buyer shall not pay or settle any such claim. Seller shall permit Buyer to participate in such settlement or defense through counsel chosen by Buyer (but the fees and expenses of such counsel shall be paid by Buyer). Notwithstanding compliance by Seller with the preceding sentence, Buyer shall have the right to pay or settle any such claim, but in such event it shall waive any right to indemnity by Seller for such claim. If within thirty (30) days after the receipt of Buyer's notice of a claim of indemnity hereunder, Seller does not notify Buyer that it elects (at Seller's cost and expense) to undertake the defense thereof and assume full responsibility for all indemnified Losses with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of Buyer's property as contemplated above, Buyer shall have the right to contest, settle, or compromise such claim and Buyer shall not thereby waive any right to indemnity for such claim under this Agreement.


6.8 Tax Refunds. Refunds of Taxes paid or payable with respect to Taxes attributable to the LLCs shall be promptly paid as follows (or to the extent payable but not paid due to offset against other Taxes shall be promptly paid by the Party receiving the benefit of the offset as follows): (i) to Seller if attributable to Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6.1) to the portion of such period beginning before and ending on the Closing Date); and (ii) to Buyer if attributable to Taxes with respect to any Tax year or portion thereof beginning after the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in a manner consistent with Section 6.1) to the portion of such period ending after the Closing Date).

                            Article 7
                  Covenants of Seller and Buyer

7.1 Conduct of Business Pending Closing. Subject to Section 7.2 and the constraints of applicable operating agreements and other existing agreements, from the date of this Agreement through the Closing Date, except as disclosed in Schedule 7.1 or as otherwise consented to or approved in writing by Buyer (which consent or approval shall not be unreasonably withheld, conditioned, or delayed), Seller covenants and agrees that:

     (a) Changes in Business. Seller shall cause each of the LLCs to comply with the following:

          (i) no LLC shall make any material change in the conduct of its business or operations, except as contemplated by the matters described in Part I of Schedule 7.1;

          (ii) except in the ordinary course of business and consistent with past practices and except for the transfer of the Transferred Contracts as provided in Section 7.1(d), no LLC shall enter into, assign, terminate, or amend, in any material respect, any Project Document;

          (iii)     no LLC shall:

               (A) declare or pay any dividends or make any distributions in respect of, or issue any of, its equity securities or securities convertible into its equity securities, or repurchase, redeem, or otherwise acquire any such securities or make or propose to make any other change in its capitalization; provided, however, that on or before the Closing Date, Seller shall have the right to cause such LLC to dividend to Seller any or all of the cash held by such LLC (to the extent such cash was not received as the result of a breach by Seller of its obligations in this
               Section 7.1(a));

               (B) merge into or with or consolidate with any other Person or acquire all or substantially all of the business or assets of any Person;

               (C) make any material change in its Certificate of Formation or Limited Liability Company Agreement;

               (D) purchase any securities of any Person, except for investments made in the ordinary course of business and consistent with prior practices;

               (E) incur any obligations for borrowed money or guarantee or otherwise become liable for the obligations of, or make any loans or advances to, any Person not an Affiliate of Seller; or

               (F) fail to fully perform and pay its obligations under or in respect of any of the Material Agreements, the Transferred Contracts, or the Other Contracts, the Permits, or liabilities and obligations incurred under this Section 7.1, all to the extent accruing before the Closing Date.

(iv) other than pursuant to the requirements of existing contracts or commitments, no LLC shall sell, lease, or otherwise dispose of any of its assets, except for (a) assets sold, leased, or otherwise disposed of in the ordinary course of business,
(b) the sale or disposition of any item of personal property or equipment having a value of less than $50,000, and (c) the transfer or other disposition of the accounts receivable or advances due or owed to such LLC from any Affiliate of Seller;

(v) no LLC shall take any action or enter into any commitment with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization, or other winding up of its business or operations;

(vi) no LLC shall change its accounting policies or practices
(including, without limitation, any change in depreciation or amortization policies), except as required under GAAP;

(vii) no LLC shall enter into any employment agreement not terminable by such LLC at will and without cost to such LLC;

(viii) no LLC shall create any employee benefit plan (within the meaning of Section 3(3) of ERISA) or any other employee benefit plan or program not subject to ERISA, except as required by Law; and

(ix) no LLC shall take (or fail to take) any action that will or could reasonably be anticipated to cause such LLC (1) to lose its status as an exempt wholesale generator within the meaning of the Energy Policy Act of 1992 and applicable FERC regulations, or (2) to lose its authorization under the Federal Power Act to make wholesale sales of capacity and energy at market-based rates.

(b) Liens. Seller shall not, and will cause each of the LLCs not to, grant any express Lien on any assets of such LLC, except to the extent (i) required or permitted incident to the operation of the assets of such LLC and the business of such LLC or
(ii) required or evidenced by any of the Project Documents.

(c)  Operation of Facilities.  Seller shall:

     (i) cause each Facility to be maintained and operated in the ordinary course of business consistent with such LLC's past practices (including the repair or replacement of damaged, destroyed, obsolete, depreciated, non-working, or non-economical items of equipment or other personal property) and in accordance with Good Operating Practices, maintain insurance now in force with respect to such Facility, and pay or cause to be paid all costs and expenses in connection therewith promptly when due, but Seller shall not be obligated by this clause (i) to cause any LLC to operate its Facility; and

     (ii) cause each of the LLCs to use its reasonable efforts to maintain its relationships with employees of any Affiliate of Seller assigned to the Businesses of the LLCs, suppliers, customers, and others having material business relationships relating to the LLCs, the Facilities, or the Businesses so that they will be preserved for Buyer on and after the Closing Date.

(d) Transferred Contracts. On or before the Closing Date, Seller shall cause each of the contracts described in Part II of
Schedule 7.1 (the "Transferred Contracts") to be assigned and transferred to, and assumed by, the LLC shown for each such Transferred Contract in Part II of Schedule 7.1.

7.2 Qualifications on Conduct. Seller and each of the LLCs may take (or not take, as the case may be) any of the actions described in Section 7.1 above if reasonably necessary in accordance with Good Operating Practices under emergency circumstances (or if required or prohibited pursuant to Law) and provided Buyer is notified as soon thereafter as practicable.

7.3 Public Announcements. Prior to the Closing Date, without the prior written approval of the other Party (which approval shall not be unreasonably withheld, conditioned, or delayed), no Party will issue, or permit any agent or Affiliate of such Party to issue, any press releases or otherwise make, or cause any agent or Affiliate of such Party to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except when such release or statement is deemed in good faith by the releasing Party to be required by Law or under the applicable rules and regulations of a stock exchange or market on which the securities of the releasing Party or any of its Affiliates are listed. In each case to which such exception applies, the releasing Party will use its reasonable efforts to provide a copy of such release or statement to the other Party and incorporate any reasonable changes which are suggested by the non-releasing Party prior to releasing or making the statement. After the Closing Date, the Parties will confer with each other regarding their initial public announcement for the transaction contemplated herein.


7.4 Actions by Parties. Each Party agrees to use commercially reasonable efforts to satisfy the conditions to Closing set forth in Article 8.

7.5 Supplement to Schedules. Seller shall, from time to time prior to the Closing by written notice to Buyer, supplement or amend the Schedules to this Agreement to correct any matter that would constitute a breach of any representation or warranty of Seller in Section 4.1 of this Agreement. For purposes of determining whether Buyer's condition set forth in Section 8.2(a) has been fulfilled, the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto, but if Closing shall occur, then any matters disclosed to Buyer pursuant to any supplement or amendment at or prior to the Closing shall be deemed to be waived by Buyer and Buyer shall not be entitled to make a claim thereon under this Agreement.

7.6 Further Assurances. Seller and Buyer each agree that from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates (including each of the LLCs) to execute and deliver such further instruments, and take (or cause its respective Affiliates, including each of the LLCs, to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

7.7 Records. Buyer agrees to maintain, or cause each of the LLCs to maintain, the Records in existence on the Closing Date until the fifth (5th) anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary to have Records available with respect to open years for Tax audit purposes), or if any of the Records pertain to any claim or dispute pending on the fifth anniversary of the Closing Date, Buyer shall maintain any of the Records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted. After the Closing Date, Buyer shall provide or cause each of the LLCs to provide Seller and its representatives during normal business hours and upon reasonable notice reasonable access to and the right to copy the Records, at Seller's cost and expense, for the purposes of:

(i) preparing and delivering any accounting statement provided for under this Agreement and adjusting, prorating, and settling the charges and credits provided for in this Agreement;

(ii) complying with any Law affecting Seller's ownership of the LLC Interests or the Facilities prior to the Closing Date;

(iii) preparing any audit of the books and records of any third party relating to the LLC Interests or the Facilities prior to the Closing Date, or responding to any audit prepared by such third parties;

(iv) preparing Tax Returns;

(v)  responding to or disputing any Tax audit; or

(vi) asserting, defending, or otherwise dealing with any claim or dispute under this Agreement or with respect to any of the LLCs or its Facility.
Additionally, Buyer shall not, and shall not permit any of the LLCs to, after the Closing Date, waive the attorney/client, work product, or like privilege of Seller, its Affiliates, or any of the LLCs with respect to any of the Records existing as of the Closing Date, without Seller's prior written consent.

7.8  Assumption of LLC Obligations.  From and after Closing,
Buyer agrees to cause each of the LLCs to fully perform and fulfill all of its obligations and commitments, whether existing as of the Closing Date or arising or incurred thereafter.

7.9  Regulatory and Other Authorizations and Consents.

(a) Filings. Each Party shall use all commercially reasonable efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all Governmental Authorities (including in the case of Seller, the Seller Required Regulatory Approvals and, in the case of Buyer, the Buyer Required Regulatory Approvals) that may be or become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings.

(b) HSR Filing. To the extent required by the HSR Act, each Party shall (i) file or cause to be filed, as promptly as practicable but in no event later than the tenth (10th) Business Day after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such Party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the initial thirty (30) day waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each Party agrees to request, and to cooperate with the other Party in requesting, early termination of any applicable waiting period under the HSR Act. Seller and Buyer shall each be responsible for one-half of the filing fees incurred by the Parties in connection with the initial filings required by the HSR Act.

(c) Additional Undertakings of Buyer. In addition to Buyer's undertakings pursuant to Section 7.9(a) and (b), Buyer shall take the following actions.

          (i) FERC Approvals. Buyer shall: (A) no later than the 10th Business Day after the date hereof, gather all necessary information, prepare and provide to Seller for its review a draft of the complete filings seeking the FERC Approvals (including all reports, studies, and exhibits related thereto) (the "FERC Filings"); (B) no later than the 20th Business Day after the date hereof, consult with Seller regarding the FERC Filings, consider and incorporate all reasonable comments (if any) submitted by Seller or its representatives, and finalize and file the FERC

          Filings with the FERC; (C) prior to and during the pendency of the notice and approval period with the FERC, (x) consult with Seller prior to providing any supplemental information to the FERC and provide prompt written notice to Seller of all discussions and correspondence between Buyer's employees and representatives and the FERC that reasonably relates to or bears upon the FERC Filings, (y) use all commercially reasonable efforts and act in good faith to expedite and obtain the FERC Filings, and (z) avoid taking other actions or making other filings under the jurisdiction of the FERC that could reasonably be expected to have the effect of delaying, conditioning, or reducing the likelihood of receiving the FERC Approvals; and
          (D) otherwise use all commercially reasonable efforts (acting in good faith) to take all other actions required to obtain the FERC Approvals.

               (ii) SEC Approval. Buyer shall: (A) no later than the 10th Business Day after the date hereof, gather all necessary information, prepare and provide to Seller for its review a draft of the filing seeking the SEC Approval (including all reports, studies, and exhibits related thereto) (the "SEC Filing"); (B) in the SEC Filing, request authorization under PUHCA that (x) is limited to the authority reasonably required for Buyer to finance only those transactions contemplated by this Agreement, but may include a request by Buyer's parent company, Allegheny Energy, Inc., to issue and sell up to $1,000,000,000 in equity securities in connection with this transaction and for other corporate purposes, subject to the requirements of clause (z) below, (y) is consistent with any existing conditions or restrictions under PUHCA applicable to either Buyer or any of its Affiliates subject to PUHCA, and (z) does not seek a modification of any limit on "aggregate investment" pursuant to Rule 53 under PUHCA in connection with the SEC Filing or otherwise require the approval or consent of any state Governmental Authority; (C) no later than the 20th Business Day after the date hereof, consult with Seller regarding the SEC Filing, consider and incorporate all reasonable comments (if any) submitted by Seller or its representatives, and finalize and file the SEC Filing with the SEC; (D) prior to and during the pendency of the notice and approval period with the SEC, (1) consult with Seller prior to providing any supplemental information to the SEC and provide prompt written notice to Seller of all discussions and correspondence between Buyer's employees and representatives and the SEC that reasonably relates to or bears upon the SEC Filing, (2) use all commercially reasonable efforts and act in good faith to expedite and obtain the SEC Filing, (3) avoid taking other actions or making other filings under the jurisdiction of the SEC that could reasonably be expected to have the effect of delaying, conditioning, or reducing the likelihood of receiving the SEC Approval, and (4) not seek (and shall cause its Affiliates not to seek) a modification of any limit on "aggregate investment" pursuant to Rule 53 under PUHCA in connection with the SEC Filing or take any other action that would require the approval or consent of any state Governmental Authority in connection with the SEC Filing; and (E) otherwise use all commercially reasonable efforts (acting in good faith) to take all other actions required to obtain the SEC Approval.

               (iii) General Obligations. Buyer shall: (A) take promptly any or all of the following actions to the extent necessary to eliminate any concerns on the part of any Governmental Authority regarding the legality under any Law of Buyer's acquisition of the LLC Interests: entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses, of the LLCs or Buyer or its Affiliates, or agreeing to dispose of one or more assets or properties (whether owned by Buyer or its Affiliates or the LLCs) whether before or after the Closing; provided, however, that nothing in this Agreement shall require the Buyer, its Affiliates, or the LLCs to dispose of or sell assets or properties with an aggregate fair market value of $100,000,000 or more as a condition to eliminate a Governmental Authority's concerns regarding the legality under any Law of Buyer's acquisition of the LLC Interests; (B) use all commercially reasonable efforts and act in good faith to prevent the entry in a judicial or administrative proceeding brought under any Law by any Governmental Authority or any other party for a permanent or preliminary injunction or other order that would make consummation of the transactions contemplated by this Agreement unlawful or that would prevent or delay such consummation; and (C) take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all reasonable steps, including the appeal thereof, the posting of a bond, or the steps contemplated by clause (A) of this
          Section 7.9(c)(iii), necessary to vacate, modify, or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

(d) Transfer. If the transfer of any instrument, contract, license, lease, permit, or other document to Buyer hereunder shall require the consent of any party thereto other than Seller, then this Agreement shall not constitute an agreement to assign the same, and such item shall not be assigned to or assumed by Buyer, if an actual or attempted assignment thereof would constitute a breach thereof or default thereunder. In such case, Seller and Buyer shall cooperate and each shall use commercially reasonable efforts to obtain such consents to the extent required of such other parties and, if and when any such consents are obtained, to transfer the applicable instrument, contract, license, lease, permit, or other document. If any such consent cannot be obtained, Seller shall cooperate in any reasonable arrangement designed to obtain for Buyer all benefits, privileges, obligations and privileges of the applicable instrument, contract, license, lease, permit, or document.

(e) Third Party Consents. Each Party will use its commercially reasonable efforts to obtain any consents of third parties necessary or advisable in connection with the transactions contemplated by this Agreement, including providing to such third parties such financial statements and other publicly available financial information as such third parties may reasonably request, and will cooperate fully with the other Party in promptly seeking to obtain such third party consents.

7.10 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense, whether or not the Closing shall have occurred. Buyer shall be obligated to pay any and all costs of any audit of the LLCs as may be required to enable Buyer to complete and file any filing by Buyer or an Affiliate of Buyer with the Securities and Exchange Commission.

7.11 Casualty Loss. Notwithstanding anything to the contrary in this Agreement, in the event of substantial and material damage by fire or other material casualty to the Facility of any LLC prior to Closing (a "Material Casualty Loss"), Seller shall promptly commence and diligently pursue the repair or replacement of the equipment or other materials damaged at the affected Facility, and this Agreement shall remain in full force and effect, and no failure of a condition to Closing shall be deemed to exist by virtue of such event, if, in any such event, Seller so commences and pursues such repair or replacement and completes such repair or replacement work on or before the Closing Date; provided, that if such repair or replacement shall not have been completed on or before the Closing Date, the Closing of the purchase and sale contemplated hereby shall nevertheless occur with respect to each LLC owning a Facility that is not affected by such Material Casualty Loss, the Purchase Price payable at such Closing shall be reduced by the amount (the "Casualty Loss Amount") shown in Schedule 7.11 for each LLC owning a Facility affected by such Casualty Loss (and any of the LLCs owning or holding assets related to the affected Facility) (collectively, the "Affected LLCs"), and the Closing of the purchase and sale contemplated hereby with respect to the Affected LLCs shall be deferred until such later date, but in no event later than May 31, 2001, as shall be necessary to permit Seller to complete the repair or replacement work with respect to the affected Facility. At any such deferred Closing, the purchase price for the sale and conveyance to Buyer of the LLC Interests of the Affected LLCs shall be the Casualty Loss Amount with respect to such Affected LLCs. If such a deferred Closing shall not have occurred with respect to such Affected LLCs on or before May 31, 2001, Buyer or Seller may terminate this Agreement with respect to each such Affected LLCs upon written notice to the other Party, unless, prior to such termination, the Parties shall have agreed in writing upon an extension of the latest date on which a deferred Closing may occur pursuant to this Section 7.11.

7.12 Excluded Assets. Notwithstanding Article 9 hereof, the transactions contemplated by this Agreement exclude, and prior to the Closing Date, Seller may cause an LLC to transfer to Seller or any of its Affiliates (other than the LLCs) the following (the "Excluded Assets"):

(a)  the assets listed or described on Schedule 7.12;

(b) all insurance policies and rights under any insurance policies in respect to any and all claims made under such policies whether such claims are asserted before or after the Closing Date and all rights to any proceeds payable under any such policy; and

(c)  the Enron Marks.

Seller's representations and warranties in Article 4 shall not apply to any of the items described in clauses (a) through (c) of the preceding sentence.

7.13 Guarantees and Other Affiliate Contracts. Buyer and Seller shall cooperate and use commercially reasonable efforts (which shall not include any obligation of Seller to pay any cost or expense or incur any obligation) in order that, effective as of the Closing Date, (i) the Guarantees and any liabilities related thereto shall be released as to Seller or its Affiliate and
(ii) substitute arrangements, if required, of Buyer or its Affiliates shall be in effect. If Buyer and Seller are unable to cause any of the Guarantees to be released as to Seller and its Affiliates prior to the Closing Date, then Buyer shall provide (or cause to be provided) to Seller and Enron Corp. a guaranty in a form and from a Person acceptable to Seller guaranteeing the performance by Buyer of all obligations under such unreleased Guarantees from and after the Closing Date (the "Back-to-Back Guaranty"). Prior to or contemporaneously with the Closing, all other agreements between any of the LLCs and Seller or any of its Affiliates (other than the LLCs) shall be canceled or terminated.

7.14 Use of Enron Marks. Enron Marks will appear on some of the assets of the LLCs, including on signage at the Facilities, and on supplies, materials, stationery, brochures, advertising materials, manuals and similar consumable items of the LLCs. Buyer acknowledges and agrees that it obtains no right, title, interest, license, or any other right whatsoever to use the Enron Marks. Buyer shall, (i) within ninety days after the Closing Date, remove the Enron Marks from the assets of the LLCs, including signage at the Facilities, and provide written verification thereof to Seller promptly after completing such removal and (ii) within two weeks after the Closing Date, return or destroy (with proof of destruction) all other assets of the LLCs that contain any Enron Marks that are not removable. Buyer agrees never to challenge Seller's (or its Affiliates') ownership of the Enron Marks or any application for registration thereof or any registration thereof or any rights of Seller or its Affiliates therein as a result, directly or indirectly, of its ownership of the LLCs. Buyer will not do any business or offer any goods or services under the Enron Marks. Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Enron Marks or otherwise operate the LLCs in any manner which would or might reasonably be expected to confuse any Person into believing that Buyer has any right, title, interest, or license to use the Enron Marks.

7.15 Insurance. Buyer acknowledges and agrees that, effective upon the Closing, the insurance policies of Seller related to the LLCs shall be terminated or modified to exclude coverage of all or any portion of the LLCs by Seller, and, as a result, Buyer shall be obligated at or before Closing to obtain at its sole cost and expense replacement insurance, including insurance required by any third party to be maintained by any of the LLCs. Buyer further acknowledges and agrees that Buyer may need to provide to certain Governmental Authorities and third parties evidence of such replacement or substitute insurance coverage for the continued operations of the Businesses of the LLCs following the Closing. Notwithstanding Section 7.12(b), if any claims are made or losses occur prior to the Closing Date that do not arise out of a Material Casualty Loss and that relate solely to the Businesses of the LLCs and such claims, or the claims associated with such losses, may be made against the policies retained by Seller or its Affiliates under Section 7.12 or under policies otherwise retained by Seller or its Affiliates after the Closing, then Seller shall use its reasonable commercial efforts so that the LLCs can file, notice, and otherwise continue to pursue such claims and recover proceeds under the terms of such policies. Seller and its Affiliates shall be reimbursed by Buyer (or otherwise indemnified and held harmless) for any Losses or other costs incurred by Seller or its Affiliates (including by way of any reduction in, or loss of, available insurance to cover other insurable losses or associated expenses of Seller or its

Affiliates) arising out of the LLCs pursuing such claims under such policies.


7.16 Employee Matters. Buyer may offer employment from and after the Closing to any employee of Operational Energy Corp. assigned to the Businesses of the LLCs, on such terms and conditions as Buyer may reasonably determine, but Buyer shall not be obligated to do so pursuant to this Agreement. Prior to the Closing, upon reasonable prior notice to Seller, Buyer may communicate with any employee of Operational Energy Corp. assigned to the Businesses of the LLCs about employment with the Buyer.

7.17 Indebtedness. On any date from the date hereof untilthe Closing Date or earlier termination of this Agreement, Buyer will not permit the ratio of Indebtedness to the total capitalization of Buyer, determined on a consolidated basis, as of the end of any fiscal quarter of Buyer, to exceed 65% (or exceed 60% in the event Buyer's senior unsecured credit rating is below BBB- or Baa3 by Standard and Poors Rating Service or Moody's Investors Services, Inc. respectively). Promptly after the filing thereof, and in any event within 45 days after the end of the first 3 fiscal quarters of each fiscal year of the Buyer, Buyer shall send to Seller a copy of Buyer's report on Form 10-Q for such quarter, which shall include the Buyer's quarterly unaudited financial statements as of the end of such quarter and promptly after the filing thereof, and in any event within 90 days after the end of each fiscal year of the Buyer, Buyer shall send to Seller a copy of Buyer's report on Form 10-K for such year, which report will include the Buyer's annual audited financial statements as of the end of such year.

                            Article 8
                       Closing Conditions

8.1 Seller's Closing Conditions. The obligation of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing
Date of all of the following conditions:

(a)    Representations,  Warranties,  and  Covenants.    The
representations and warranties of Buyer contained in Section 4.2 of this Agreement that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct and the representations of Buyer contained in Section 4.2 of this Agreement that are not so qualified shall be true and correct in all material respects on and as of the Closing Date, and the covenants and agreements of Buyer to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement.

(b) Closing Documents. On or prior to the Closing Date, Buyer shall have delivered, or be standing ready to deliver at the Closing, all agreements, instruments, and documents required to be delivered by Buyer under Section 9.3.

(c) No Action. On the Closing Date, no Action (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending or threatened before any Governmental Authority of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover substantial damages from Seller or any Affiliate of Seller resulting therefrom.

(d) Waiting Period. The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated or the Parties shall have otherwise complied with the HSR Act.

(e) Seller's Required Regulatory Approvals. Seller shall have obtained or made Seller's Required Regulatory Approvals.

(f) Purchase Price. Buyer shall have delivered, or be standing ready to deliver at the Closing, the Closing Payment to Seller by wire transfer in immediately available funds.

(g) Guarantees. The Guarantees shall be released as to Seller and its Affiliates and, if required, substitute arrangements of Buyer or its Affiliates shall be in effect or Buyer shall have provided or cause to be provided the Back-to-Back Guaranty for those Guarantee obligations from which Seller or its Affiliates are not released as of the Closing Date.

8.2 Buyer's Closing Conditions. The obligation of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing
Date of all of the following conditions:

(a)    Representations,  Warranties,  and  Covenants.    The
representations and warranties of Seller in Section 4.1 of this Agreement that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise), shall be true and correct, and the representations and warranties of Seller contained in Section 4.1 of this Agreement that are not so qualified shall be true and correct in all material respects on and as of the Closing Date, and the covenants and agreements of Seller to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement.

(b) Closing Documents. On or prior to the Closing Date, Seller shall have delivered, or be standing ready to deliver at the Closing, all agreements, instruments, and documents required to be delivered by Seller pursuant to Section 9.2.

(c) No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer or any of its Affiliates) shall be pending or threatened before any court or governmental agency or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or recover substantial damages from Buyer or any Affiliate of Buyer resulting therefrom.

(d) Waiting Period. The waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired or been terminated or the Parties shall have otherwise complied with the HSR Act.

(e) Buyer's Required Regulatory Approvals. Buyer shall have obtained or made Buyer Required Regulatory Approvals.

(f)  Title Matters.  Seller shall obtain and deliver to Buyer
(i) a title policy (in the name of Des Plaines Green Land Development L.L.C.) insuring the Real Property owned by Des Plaines Green Land Development Company L.L.C. which does not differ in any material respect from the pro-forma title policy for such Real Property prepared by Chicago Title Insurance

Company, Policy No. 001370022 in the amount of $90,000,000 and
(ii) "as-built" surveys for the Real Property owned by West Fork Land Development Company, L.L.C. and Des Plaines Green Land Development L.L.C. that do not reflect any encroachments that would have a Material Adverse Effect on those LLCs.

                            Article 9
                             Closing

9.1 Closing. The Closing shall be held on the Closing Date at 10:00 a.m., Houston time, at the offices of Andrews & Kurth L.L.P. at 600 Travis Street, Houston, Texas, or at such other time or place as Seller and Buyer may otherwise agree in writing.

9.2 Seller's Closing Obligations. At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:

(i)  a duly executed copy of the Assignment and Assumption
Agreement;

(ii) resignations or terminations of the officers, directors, and managers of each of the LLCs from their status as officers, directors, and managers effective as of the Closing that are requested by Buyer at least four days prior to the Closing Date; and

(iii) any other documents or instruments reasonably required by Buyer to consummate the transaction contemplated thereunder.

9.3 Buyer's Closing Obligations. At Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i) the Closing Payment to Seller in immediately available funds to the bank account as provided in Section 3.2;

(ii) a duly executed copy of the Assignment and Assumption
Agreement;

(iii)     if required, a duly executed copy of the Back-to-Back
Guaranty; and
(iv) any other documents or instruments reasonably required by Seller to consummate the transaction contemplated hereunder.

                           Article 10
                           Limitations

     10.1 Buyer's Review.

     (a) No Reliance. Buyer has reviewed and had access to all documents, records and information which it has desired to review in connection with its decision to enter into this Agreement, and to consummate the transactions contemplated hereby. Buyer has not relied upon any representation, warranty, statement, advice, document, projection, or other information of any type provided by Seller, the LLCs, their Affiliates, or any of their representatives, except for those expressly set forth in this Agreement. In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own knowledge, investigation, and analysis (and that of its representatives) and not on any disclosure or representation made by, or any duty to disclose on the part of, Seller, the LLC, their Affiliates, or any of their representatives, other than the representations and warranties of Seller expressly set forth herein.

(b) Limited Duties. Any and all duties and obligations which either Party may have to the other with respect to or in connection with the LLCs, this Agreement, or the transactions contemplated hereby are limited to those in this Agreement. The Parties do not intend (i) that the duties nor obligations of either Party, or the rights of either Party, shall be expanded beyond the terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever or (ii) that any equitable or legal principle or any implied obligation of good faith or fair dealing or any other matter requires either Party to incur, suffer or perform any act, condition or obligation contrary to the terms of this Agreement, whether existing or not and whether foreseeable or unforeseeable. The Parties acknowledge that it would be unfair, and that they do not intend, to increase any of the obligations of any Party under this Agreement on the basis of any implied obligation or otherwise.

10.2 Disclaimer of Warranties.

(a) Information. Except as provided in Section 4.1, Seller makes no representation or warranty, express, implied, at common law, statutory or otherwise, with respect to the accuracy or completeness of the information, records, and data now, heretofore, or hereafter made available to Buyer in connection with this Agreement (including any description of the LLCs or the Facilities, revenue, price and expense assumptions, electricity demand forecasts, or environmental information, or any other information furnished to Buyer by Seller or any Affiliate of Seller or any director, officer, employee, counsel, agent, or advisor thereof).

(b) Facilities. Notwithstanding anything contained to the contrary in any other provision of this Agreement, it is the explicit intent of each Party that Seller and its Affiliates are not making any representation or warranty whatsoever, express, implied, at common law, statutory or otherwise, except for the representations or warranties given in this Agreement, and it is understood that Buyer, with such exceptions, takes the LLC Interests, the Facilities, and any other assets of each of the LLCs "as is" and "where is." Without limiting the generality of the immediately preceding sentence, except as provided in this Agreement, Seller hereby expressly disclaims and negates any representation or warranty, express or implied, at common law, statutory, or otherwise, relating to (i) the condition of the Facility and other assets of each of the LLCs (including any implied or express warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials, or the presence or absence of any hazardous materials in or on, or disposed or discharged from, the Facility and other assets of each of the LLCs) or (ii) any infringement by Seller, any of the LLCs, or any of their Affiliates of any patent or proprietary right of any third party. Buyer has agreed not to rely on any representation made by Seller with respect to the condition, quality, or state of the Facilities except for those in this Agreement, but rather, as a significant portion of the consideration given to Seller for this purchase and sale, has agreed to rely solely and exclusively upon its own evaluation of the LLCs and the Facilities, except as provided herein. The provisions contained in this Agreement are the result of extensive negotiations between Buyer and Seller and no other assurances, representations or warranties about the quality, condition, or state of the LLCs or the Facilities were made by Seller in the inducement thereof, except as provided herein.

10.3 Waiver of Damages. Notwithstanding anything contained to the contrary in this Agreement, Seller and Buyer agree that, except for the SEC Termination Fee specifically provided for in
Section 12.1, the recovery by either Party of any damages suffered or incurred by it as a result of any breach by the other Party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching Party as a result of the breach by the breaching Party of its obligations hereunder and in no event shall the breaching Party be liable to the non-breaching Party for any indirect, consequential, special, exemplary, or punitive damages (including any damages on account of lost profits or opportunities or lost or delayed generation) suffered or incurred by the non-breaching Party as a result of the breach by the breaching Party of any of its obligations hereunder.

10.4 Environmental Waiver and Release. From and after Closing, except as provided in this Agreement, Buyer does hereby agree, warrant, and covenant to (and Buyer shall cause each of the LLCs to) release, acquit, and forever discharge Seller and all Seller Indemnified Parties from any and all Losses, including all claims, demands, and causes of action for contribution and indemnity under statute or common law, which could be asserted now or in the future and that relate to or in any way arise out of Environmental Liabilities or any other environmental matters of any of the LLCs or the Facilities. From and after Closing, Buyer and each of the LLCs warrant, agree, and covenant not to sue or institute arbitration against Seller or any Seller Indemnified Party upon any claim, demand, or cause of action for indemnity and contribution that have been asserted or could be asserted for any such Environmental Liabilities, except to the extent Buyer or any Buyer Indemnified Party is entitled to indemnity for such matters under Article 11.

                           Article 11
                         Indemnification

     11.1 Indemnification by Seller. From and after the Closing, subject to the other terms and limitations in this Agreement, Seller shall indemnify, defend, reimburse, and hold harmless the Buyer and its Affiliates, and its and their directors, officers, partners, employees, consultants, agents, representatives, advisors, successors, and assigns (collectively, the "Buyer
Indemnified Parties") from and against any and all Losses asserted against or incurred by any of the Buyer Indemnified Parties (i) for any breach of Seller's representations or warranties made in this Agreement, (ii) for any breach of the covenants or obligations of Seller and its Affiliates under this

Agreement, (iii) for any claim for personal injury or death that relates to or arises out of (A) the Businesses or the development, construction, ownership, operation, or maintenance of any of the Facilities and (B) events that occur prior to the Closing Date, (iv) in respect of the matters described in
Schedule 4.1(j), or (v) in respect of the Excluded Assets, in each case, even if such Losses are caused by the sole, joint, and/or concurrent negligence, strict liability, or other fault of the Buyer Indemnified Parties.

11.2 Indemnification By Buyer. From and after the Closing, subject to the other terms and limitations in this Agreement, Buyer shall indemnify, defend, reimburse, and hold harmless Seller and its Affiliates, and its and their directors, officers, partners, employees, consultants, agents, representatives, advisors, successors, and assigns (collectively, the "Seller Indemnified Parties") from and against any and all Losses asserted against or incurred by any of the Seller Indemnified Parties (i) for any breach of Buyer's representations or warranties made in this Agreement, (ii) for any breach of the covenants or obligations of Buyer and its Affiliates under this Agreement, or (iii) that relate to or arise out of the Businesses or the development, construction, ownership, operation, or maintenance of any of the Facilities or that otherwise relate to or arise out of any of the LLCs (whether relating to periods of time prior to or after the Closing Date) to the extent such Losses are not properly asserted by Buyer (or any Buyer Indemnified Party) under the provisions of Section 6.6 or
Section 11.1 (subject to the limitations in this Agreement) by the date specified in Section 11.5, in each case, even if such Losses are caused by the sole, joint, and/or concurrent negligence, strict liability, or other fault of the Seller Indemnified Parties. Buyer acknowledges that the Losses described in clause (iii) of the preceding sentence shall be retained by and transferred with each of the LLCs and shall continue to be the responsibility of such LLC and Buyer.

11.3 Limitations on Indemnity. None of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification under Section 11.1 until the aggregate amount of all the Losses actually suffered by the Buyer Indemnified Parties exceeds the Deductible Amount, and then only to the extent such Losses exceed, in the aggregate, the Deductible Amount. Anything in this Agreement to the contrary notwithstanding, in no event shall the Seller ever be required to indemnify the Buyer or the Buyer Indemnified Parties for Losses pursuant to Section 6.6,
Section 11.1, or any of the other provisions of this Agreement, or pay any other amount in connection with or with respect to this Agreement or the transactions contemplated by this Agreement, in any amount exceeding, in the aggregate, fifteen percent (15%) of the Purchase Price.

11.4 Third Party Claims. If a claim by a third party is made against a Seller Indemnified Party or a Buyer Indemnified Party (each, an "Indemnified Party"), and if such Indemnified Party intends to seek indemnity with respect thereto under Article 5 or this Article 11, such Indemnified Party shall promptly furnish written notice to the other Party (the "Indemnifying Party") of such claim. The failure of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party was substantially disadvantaged by such delay in delivery notice of such claim. The Indemnifying Party shall have thirty (30) days after receipt of such notice to undertake, conduct, and control (through counsel of its own choosing and at its own expense) the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith. The Indemnifying Party shall permit the

Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (but the fees and expenses of such counsel shall be borne by such Indemnified Party). So long as the Indemnifying Party, at the Indemnifying Party's cost and expense, (i) has undertaken the defense of, and assumed full responsibility for all indemnified liabilities with respect to, such claim, (ii) is reasonably contesting such claim in good faith, by appropriate proceedings, and (iii) has taken such action (including the posting of a bond, deposit, or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Party for payment of such claim, the Indemnified Party shall not pay or settle any such claim. Notwithstanding compliance by the Indemnifying Party with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such claim, but in such event it shall waive any right to indemnity by the Indemnifying Party for such claim. If within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder, the Indemnifying Party does not notify the Indemnified Party that it elects (at the Indemnifying Party's cost and expense) to undertake the defense thereof and assume full responsibility for all indemnified liabilities with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Indemnified Party's property as contemplated above, the Indemnified Party shall have the right to contest, settle, or compromise such claim and the Indemnified Party shall not thereby waive any right to indemnity for such claim under this Agreement.

11.5 Survival and Time Limitation. The terms and provisions of this Agreement shall survive the Closing of the transactions contemplated hereunder. Notwithstanding the foregoing, after Closing, any assertion by Buyer or any Buyer Indemnified Party that Seller is liable to Buyer or any Buyer Indemnified Party for indemnification under the terms of this Agreement or otherwise in connection with the transactions contemplated in this Agreement must be made in writing and must be given to Seller (or not at all) on or prior to the date that is eighteen (18) months after the Closing Date, except for (i) indemnification for breach of Seller's representation in Section 4.1(n) which must be made in writing and must be given to Seller (or not at all) on or prior to the date that is twenty-four (24) months after the Closing Date and (ii) indemnification for matters addressed in
Section 6.6 and Section 11.1(iii) which must be made in writing and must be given to Seller (or not at all) on or prior to the date that is ninety (90) days after the date on which the applicable statute of limitations expires with respect to the matters covered thereby.

11.6 Further Indemnity Limitations. The amount of any Loss shall be reduced (i) to the extent any Indemnified Party receives any insurance proceeds with respect to such Loss, (ii) to take into account any net Tax benefit arising from the recognition of the Loss, and (iii) to take into account any payment actually received by an Indemnified Party with respect to a Loss.

11.7 Sole and Exclusive Remedy. From and after the Closing, except as provided in Section 6.6 of this Agreement for any claim in respect of Taxes, the indemnification provisions of this
Article 11 shall be the sole and exclusive remedy of each Party (including the Seller Indemnified Parties and the Buyer Indemnified Parties) (i) for any breach of the other Party's representations, warranties, covenants, or agreements contained in this Agreement or (ii) otherwise with respect to this Agreement or the transactions contemplated hereby.

11.8 Compliance with Express Negligence Rule. All releases, disclaimers, limitations on liability, and indemnities in this Agreement, including those in this Article 11, shall apply even in the event of the sole, joint, and/or concurrent negligence, strict liability, or fault of the party whose liability is released, disclaimed, limited, or indemnified.

                           Article 12
                    Termination and Remedies

     12.1 Termination.

     (a) Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(i)  by the mutual consent of Seller and Buyer;

(ii) if the Closing has not occurred by the close of business on May 30, 2001, then by Seller if any condition specified in
Section 8.1 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Seller, provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by Seller to fulfill any undertaking or commitment provided for herein on the part of Seller that is required to be fulfilled on or prior to Closing;

(iii) if the Closing has not occurred by the close of business on May 30, 2001, then by Buyer if any condition specified in Section 8.2 (other than receipt by Buyer of the SEC Approval) has not been satisfied or waived on or before such close of business, and shall not theretofore have been waived by Buyer, provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by Buyer to fulfill any undertaking or commitment provided for herein on the part of Buyer that is required to be fulfilled on or prior to Closing;

(iv) if the Closing has not occurred by the close of business on May 30, 2001, then by Seller if the SEC Approval has not been obtained by Buyer on or before such close of business; or

(v) if the Closing has not occurred by the close of business on May 30, 2001, then by Buyer if SEC Approval has not been obtained by Buyer in accordance with the requirements of Section 7.9(c)(ii) and (iii) on or before such close of business, provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by Buyer to fulfill any undertaking, commitment or obligation provided for herein on the part of Buyer to obtain the SEC Approval, including those obligations in Section 7.9(c)(ii) and (iii)

(b) Effect of Termination. In the event of termination of this Agreement by Seller or Buyer pursuant to Section 12.1(a)(i),
(ii), or (iii), written notice thereof shall promptly be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate. In the event of termination of this Agreement by Seller pursuant to Section 12.1(a)(iv), written notice thereof shall promptly be given by Seller to Buyer, Buyer shall wire transfer the SEC Termination Fee to Seller within one
(1) Business Day of Seller's notice in immediately available funds to an account or accounts designated by Seller, and this Agreement shall terminate upon receipt by Seller of the SEC Termination Fee. In the event of termination of this Agreement by Buyer pursuant to Section 12.1(a)(v), written notice thereof shall promptly be given by Buyer to Seller, Buyer shall wire transfer the SEC Termination Fee to Seller concurrently with the delivery of such notice in immediately available funds to an account or accounts designated by Seller, and this Agreement shall terminate upon receipt by Seller of the SEC Termination Fee. Following any such termination, Buyer will continue to be bound by its obligations set forth in Sections 5.1 and 5.2. If this Agreement is terminated as provided herein, all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made. If Seller is properly paid the SEC Termination Fee upon termination of this Agreement when permitted under Section 12.1(a)(iv) or (v), Seller and Buyer agree that such payment of the SEC Termination Fee as liquidated damages (i) is appropriate due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, (ii) is a reasonable estimate of Seller's loss in the event of any such termination of this Agreement, and (iii) will be the exclusive remedy of Seller for any such termination of this Agreement.

     12.2 Remedies.

(a) Seller's Remedies. Upon the failure by Buyer to fulfill or perform any undertaking, commitment, or obligation provided for herein on the part of Buyer that is required to be fulfilled on or prior to the Closing Date, Seller, at its sole option, may
(i) enforce specific performance of this Agreement or (ii) pursue any rights or remedies available at law or in equity.

(b) Buyer's Remedies. Upon failure of Seller to fulfill or perform any undertaking, commitment, or obligation provided for herein on the part of Seller that is required to be fulfilled on or prior to the Closing Date, Buyer, at its sole option, may
(i) enforce specific performance of this Agreement or (ii) pursue any other rights or remedies available at law or in equity.

(c) Election of Remedies. If either Party elects to pursue singularly any remedy available to it under this Section 12.2, then such Party may at any time thereafter cease pursuing that remedy and elect to pursue any other remedy available to it under this Section 12.2.
                           Article 13
                        Other Provisions

13.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

13.2 Governing Law. This Agreement and the rights and obligations of the parties hereunder and the transactions contemplated hereby shall be governed by, enforced, and interpreted in accordance with the laws of the State of Texas;
provided that the applicable Law of the jurisdiction in which the relevant Facility is located shall govern with respect to the matters pertaining to Real Property and matters involving compliance with Environmental Laws.

13.3 Arbitration.  Except for matters that are covered by
Section 3.4, any claim, counterclaim, demand, cause of action, dispute, and controversy arising out of or relating to this Agreement (or any agreement delivered in connection with this Agreement) or in any way relating to the subject matter of this Agreement involving the Parties or their representatives (each a "Dispute"), even if such Disputes allegedly are extra-contractual in nature, sound in contract, tort or otherwise, or arise under state or federal law, shall be resolved by final and binding arbitration. Arbitration shall be conducted in accordance with the rules of arbitration of the Federal Arbitration Act and, to the extent an issue is not addressed by the federal law on arbitration, by the commercial arbitration rules of the American Arbitration Association. The validity, construction and interpretation of this Agreement to arbitrate, and all other procedural aspects of the arbitration conducted pursuant hereto shall be decided by the arbitrators. In deciding the substance of the Parties' Dispute, the arbitrators shall refer to the governing law. The arbitrators shall have no authority to award treble, consequential, exemplary, or punitive damages of any type under any circumstances whether or not such damages may be available under state or federal Law, or under the Federal Arbitration Act, or under the commercial arbitration rules of the American Arbitration Association, the Parties hereby waiving their right, if any, to recover any such damages or to appeal or object to the enforcement of any decision or award by the arbitrators. Each Party agrees that any arbitration award against it may be enforced in any jurisdiction in which such Party holds or keeps assets and that judgment on any arbitration award may be entered by any court having jurisdiction. The arbitration proceeding shall be conducted in Houston, Texas. Within thirty (30) days of the notice initiation of the arbitration procedure, each Party shall select one arbitrator. The two arbitrators shall select a third arbitrator. The third arbitrator shall be a Person who has over eight (8) years professional experience in power generation transactions and is not an Affiliate of and who has not previously been employed by either Party and does not have a direct or indirect interest in either Party or in any Person having an ownership interest in either Party or the subject matter of the arbitration. While the third arbitrator shall be neutral, the two Party appointed arbitrators are not required to be neutral, and it shall not be grounds for removal of either of the two Party appointed arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present minimal relationships with the Party that appointed such arbitrator. To the fullest extent permitted by Law, any arbitration proceeding and the arbitrators award shall be maintained in confidence by the Parties.

13.4 Entire Agreement.  This Agreement (including the
Confidentiality Agreement) and the Schedules and Exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations, or warranties between the Parties other than those set forth or referred to herein.

13.5 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States Mail, or telecopy to the appropriate address or number as set forth below.
Notices to Seller shall be addressed as follows:

          Enron North America Corp.
          1400 Smith Street
          Houston, Texas  77002
          Attention:  President and Chief Executive Officer
          Telecopy No.:  (713) 646-3702

          with copies to:
          Enron North America Corp.
          1400 Smith Street
          Houston, Texas  77002
          Attention:  Stuart Zisman
          Telecopy No.:  (713)  646-3490

or  at  such  other address and to the attention  of  such  other
Person as Seller may designate by written notice to Buyer.

     Notices to Buyer shall be addressed to:

          Allegheny Energy Supply Company, L.L.C.
          800 Cabin Hill Drive
          Greensburg, PA  15601
          Attention:  President
          Telecopy No.:  (724) 830-5400

          with copies to:
          Allegheny Energy Supply Company, L.L.C
          800 Cabin Hill Drive
          Greensburg, PA  15601
          Attention:  Deputy General Counsel
          Telecopy No.:  (724) 830-5184

or  at  such  other address and to the attention  of  such  other
Person as Buyer may designate by written notice to Seller.

Notice given by overnight delivery or mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or overnight delivery.

13.6 Successors and Assigns. The rights and obligations of the Parties shall not be assigned or delegated by either Party without the written consent of the other Party, which may be withheld in such Party's sole discretion, except that Buyer may assign its rights hereunder, in whole or in part (including any assignment of Buyer's right to purchase, receive and accept conveyance of any one or more LLC Interests upon Seller's receipt of the Purchase Price) to any one or more Affiliates of Buyer or to any such other Person as Buyer may designate to facilitate a lease financing or other financing of any one or more LLC Interests in connection with the transactions contemplated hereby (but no such assignment shall (i) relieve Buyer of any of its obligations hereunder, (ii) delay or condition receipt of any Buyer Required Regulatory Approval, or (iii) otherwise affect or delay Closing of the transactions contemplated hereunder). Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

13.7 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by a Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

13.8 Schedules and Exhibits. All Schedules and Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference. Each Schedule to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a
Schedule is or is not material for purposes of this Agreement.

13.9 Interpretation and Rules of Construction. This Agreement shall not be construed against either Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. In construing this Agreement:

(i) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(ii) the word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions;

(iii) a defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(iv) each Exhibit and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit or

Schedule, the provisions of the main body of this Agreement shall prevail; and
(v) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof.

13.10 Agreement for the Parties' Benefit Only. Except as specified in Section 5.1 and Article 11, which are also intended to benefit and to be enforceable by the Seller Indemnified Parties, this Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder, and no Person, other than the Parties or the Seller Indemnified Parties, is entitled to rely on any representation, warranty, covenant, or agreement contained herein.

13.11 Attorneys' Fees. The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the nonprevailing Party.

13.12 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to a Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.13 Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

13.14 Bulk Sales or Transfer Laws. Buyer hereby waives compliance by the Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

     IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

                              Seller:
                              Enron North America Corp.

                              By:
                              Name:
                              Title:

                              Buyer:
                              Allegheny Energy Supply Company,
                              L.L.C.
                              By:
                              Name:
                              Title:

LIST OF EXHIBITS AND SCHEDULES:

List of Exhibits:
Exhibit A           -    List of LLCs and Facilities
Exhibit 5.2         -    Confidentiality Agreement
Exhibit 9.2         -    Assignment and Assumption Agreement


List of Schedules for each LLC:

Schedule 4.1(g)     -    Violations or Breaches
Schedule 4.1(h)     -    Consents
Schedule 4.1(i)     -    Actions
Schedule 4.1(j)     -    Compliance with Laws
Schedule 4.1(m)     -    Project Documents
Schedule 4.1(n)     -    Environmental Matters
Schedule 4.1(o)     -    Tax Matters
Schedule 4.1(p)     -    Employee Matters
Schedule 4.1(r)     -    Personal Property
Schedule 4.1(s)     -    Real Property
Schedule 4.1(t)     -    Leases
Schedule 4.1(u)     -    Permits
Schedule 4.1(v)     -    Condition of Facility
Schedule 4.1(y)     -    Undisclosed Liabilities
Schedule 7.1        -    Preclosing Matters
Schedule 7.11       -    Casualty Loss Amount
Schedule 7.12       -    Excluded Assets
Schedule 7.13       -    Guarantees

                            Exhibit A
                               to
                   Purchase and Sale Agreement

                   LIST OF LLCs AND FACILITIES


1.   List of LLCs.

     Des Plaines Green Land Development L.L.C., a Delaware limited liability company.

     Gleason Power I L.L.C., a Delaware limited liability company.

     West Fork Land Development Company, L.L.C., a Delaware limited liability company.

     Energy Financing Company, L.L.C., a Delaware limited liability company.

     Lake Acquisition Company, L.L.C., a Delaware limited liability company.



2.   Description of Facilities.

     See Part I of Schedule 4.1(r) for each LLC.

                           Exhibit 5.2
                               to
                   Purchase and Sale Agreement

                    CONFIDENTIALITY AGREEMENT


                   [attached behind this page]

                           Exhibit 9.2
                               to
                   Purchase and Sale Agreement

               ASSIGNMENT AND ASSUMPTION AGREEMENT


     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Assignment"), dated ____________, is from Enron North America Corp., a Delaware corporation ("Assignor"), to Allegheny Energy Supply Company, L.L.C., a Delaware limited liability company ("Assignee").

                            Recitals:

     A. Assignor holds all issued and outstanding member interests (the "Assigned Membership Interests") in and to the limited liability companies described in Exhibit A.

     B. Assignor and Assignee have entered into a Purchase and Sale Agreement, dated _______, 2000 (the "Purchase Agreement"), under which Assignor has agreed to sell and transfer, and Assignee has agreed to purchase, the Assigned Membership Interests, all as more fully provided therein.

     C. Assignor now desires to transfer to Assignee the Assigned Membership Interests.

     NOW  THEREFORE,  for  good and valuable  consideration,  the
receipt   and  sufficiency  of  which  are  hereby  acknowledged,
Assignor and Assignee do hereby agree as follows:

                   Assignment and Agreements:

1.    Assignment  of  Membership  Interests.   Assignor  has
transferred, assigned, conveyed, and delivered, and by these presents does transfer, assign, convey, and deliver, to Assignee, the Assigned Membership Interests.

     TO HAVE AND TO HOLD, the Assigned Membership Interests, together with all and singular the rights and appurtenances thereto in anywise belonging unto Assignee, and its successors and assigns, forever.

2. Assumption. Assignee hereby agrees to assume and fully perform all of Assignor's obligations and liabilities under and in respect of the Assigned Membership Interests, whether relating to periods of time before or after the date hereof.

3. Purchase Agreement. This Assignment is subject to, in all respects, the terms and conditions of the Purchase Agreement, and to the extent there is a conflict between this Assignment and the Purchase Agreement, the terms of the Purchase Agreement shall control.
4. Counterparts. This Assignment may be executed in counterparts, including faxed counterparts.

5. Governing Law. This Assignment shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

     IN WITNESS WHEREOF, Assignor and Assignee have executed this
Assignment as of this the _____ day of ________________.

                          Assignor:

                          ENRON NORTH AMERICA CORP.

                          By:
                          Name:
                          Title:

                          Assignee:

                          ALLEGHENY ENERGY SUPPLY COMPANY,
                          L.L.C.

                          By:
                          Name:
                          Title:

STATE OF TEXAS

COUNTY OF HARRIS

     This instrument was acknowledged before me on ___________, by ____________, ______________ of Enron North America Corp., a
Delaware corporation, on behalf of said corporation.

                          Notary Public for the State of
                          Printed Name:
                          My Commission Expires:


STATE OF TEXAS

COUNTY OF HARRIS

     This  instrument was acknowledged before me on  ___________,
by    ____________,   ______________   of   _______________,    a
________________, on behalf of said ____________.


                          Notary Public for the State of
                          Printed Name:
                          My Commission Expires: